Exhibit 99.1

                      PRESS RELEASE DATED OCTOBER 22, 2004



                            For Immediate Release

                            Media Contact:             Investor Contact:
                            Cathy Love                 John Winn
                            (803) 217-7777             (803) 217-9240
                            clove@scana.com            jwinn@scana.com

             SCANA Reports Financial Results for Third Quarter 2004,
                            Updates Earnings Guidance

Columbia, SC, October 22, 2004...SCANA Corporation (NYSE: SCG) today announced financial results for the three and nine months ended September 30, 2004, and narrowed its previous guidance for 2004 earnings.

Reported earnings for the three months ended September 30, 2004 were $54 million, or 48 cents per share, compared to $84 million, or 76 cents per share for the third quarter of 2003. Earnings reported for the third quarter of 2004 include an after-tax write-down of approximately $15 million, or 13 cents per share, related to the valuation of the Company's investment in Knology, a regional telecommunications provider headquartered in West Point, Georgia, and an after-tax charge of $11 million, or 10 cents per share, related to litigation associated with the sale of the Company's propane assets in 1999. Reported earnings for the third quarter of 2003 included an after-tax gain of $2 million, or 2 cents per share, related to the sale of a portion of the Company's investment in ITC Holding Company. Excluding those items in both periods, GAAP-adjusted net earnings from operations for the third quarter of 2004 were $80 million, or 71 cents per share, compared to $82 million, or 74 cents per share, for the same period in 2003.

SCANA's reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA's management believes that, in addition to reported earnings under GAAP, the GAAP-adjusted net earnings per share from operations provides a meaningful representation of the Company's fundamental earnings power and can aid in analysis of period-over-period financial performance. A reconciliation of reported (GAAP) earnings per share to GAAP-adjusted net earnings per share from operations for the three months and nine months ended September 30, 2004 and 2003 is provided in the following table:



                                                              3 Months Ended September 30,     9 Months Ended September 30,
                                                                2004             2003             2004             2003
                                                                ----             ----             ----             ----


Reported (GAAP) Earnings per Share                            $.48             $.76                $1.93           $2.18

Add:
  Impairment Charge on Knology Investment                      .13              -
..13                  .04
  Charge Related to Pending Litigation                         .10                                                  .10


Deduct:
  Gain on Sale of ITC Holding Company Investment                 -              (.02)                -              (.35)

GAAP-Adjusted Net Earnings per Share From Operations           $.71              $.74             $2.16             $1.87



"The 3 cents per share decline in third quarter GAAP-adjusted net earnings from operations was due in part to costs we began recording in May when the Company's new 875 megawatt Jasper Electric Generating Station began commercial operation," said Kevin Marsh, senior vice president and chief financial officer. "These costs were included in the retail electric rate increase request we filed with the South Carolina Public Service Commission earlier this year. In addition, we recorded an increase in other operation and maintenance expenses. Depreciation expense, property taxes and interest expense also increased compared to the third quarter of last year, reflecting additions to property and higher millage rates. Those higher expenses more than offset the favorable impact of an improved electric sales margin reflecting increased off-system sales, customer growth and slightly more favorable weather."

Although the weather across the Company's electric service area during the third quarter, as measured by cooling degree days, was 6 percent cooler than normal, it was 2.5 percent warmer than during the same quarter last year. The slightly warmer temperatures, combined with a 2.5 percent increase in customers, resulted in a 3.7 percent increase in retail kilowatt-hour sales of electricity compared to the same quarter in 2003. Residential sales were up 3.8 percent, commercial sales increased 3.2 percent, and sales to industrial customers rose 4.1 percent. Wholesale, or off-system sales, were up nearly 85 percent, principally reflecting sales under long-term contracts that began in January 2004. Total kilowatt-hour sales of electricity in the third quarter were up 10 percent compared to the third quarter of 2003.

Marsh noted that SCANA's businesses did not sustain any significant damage from the hurricanes and tropical storms that moved through South Carolina during the third quarter. "The major storms that hit the U.S. this summer were unprecedented, both in terms of their number and intensity," said Marsh. "We were very fortunate that our service area did not receive the extensive property damage and extended power outages that devastated portions of Florida and other states. We did send our storm teams and contract crews to assist other southeastern utilities with power restoration efforts following four of these major storms."

Reported (GAAP) earnings for the nine months ended September 30, 2004 were $215 million, or $1.93 per share. Those results include the after-tax write-down of $15 million, or 13 cents per share, related to the valuation of the Company's Knology investment and the after-tax charge of $11 million, or 10 cents per share, related to pending litigation that were recorded in the third quarter. By comparison, reported earnings for the nine months ended September 30, 2003, were $242 million, or $2.18 per share. Those prior period results included a net after-tax gain of $34 million, or 31 cents per share, related to the monetization and valuation of the Company's telecommunications assets. Excluding these items in both periods, GAAP-adjusted net earnings from operations for the nine months ended September 30, 2004 were $241 million, or $2.16 per share, compared to $208 million, or $1.87 per share, for the same period in 2003.

"We are pleased with the financial performance we have achieved through the first nine months of 2004," said Marsh. "On the basis of those results, we anticipate that our full-year 2004 GAAP-adjusted net earnings from operations will be in the upper half of our guidance of $2.55 to $2.75 per share," said Marsh. "Taking into consideration the effect of the write-down of the Company's Knology investment and the charge related to pending litigation discussed below, the Company anticipates that reported (GAAP) earnings in 2004 will be 23 cents per share lower than the GAAP-adjusted net earnings per share from operations."


QUARTERLY RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings in the third quarter of 2004 at South Carolina Electric & Gas Company (SCE&G) were $85 million, or 76 cents per share, compared to $88 million, or 80 cents per share, in the third quarter of 2003. That decline was due primarily to increases in operating and maintenance expenses, depreciation expense, interest expense and property taxes. At September 30, 2004, SCE&G was serving approximately 581,000 electric customers and 276,000 natural gas customers, up 2.5 percent and 2.2 percent, respectively, over the past year.

PSNC Energy

PSNC Energy, the Company's North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of $6 million, or 6 cents per share, in the third quarter of 2004, relatively unchanged compared to a loss of $7 million, or 6 cents per share, in the same quarter in 2003. At September 30, 2004, PSNC Energy was serving approximately 391,000 customers, an increase of 3.5 percent over the last twelve months.

South Carolina Pipeline Corporation

South Carolina Pipeline, SCANA's intrastate natural gas transmission subsidiary, reported earnings of $1 million, or 1 cent per share, in the third quarter of 2004, compared to breakeven results in the same quarter last year. That improvement was due primarily to higher revenue from increased transportation volumes.

SCANA Energy - Georgia

SCANA Energy, the Company's non-regulated retail natural gas marketing business in Georgia, reported a loss of $1 million, or 1 cent per share, in the third quarter of 2004, compared to breakeven results in the third quarter of 2003. That decline was due to higher operating and customer service expenses, which more than offset a higher sales margin resulting primarily from customer growth. At September 30, 2004 SCANA Energy was serving more than 450,000 customers, which maintains the company's position as the second largest natural gas marketer in Georgia with about a 30 percent market share.

Corporate and Other

SCANA's corporate and other businesses reported a combined loss of $25 million, or 22 cents per share, in the third quarter of 2004, compared to earnings of $2 million, or 2 cents per share, in the third quarter of 2003. Excluding the impact of the valuation and monetization of the Company's telecommunications investments in both periods and the charge related to pending litigation in 2004, combined GAAP-adjusted net earnings from operations for these businesses were $1 million, or 1 cent per share, in the third quarter of 2004 compared to breakeven results in the third quarter of 2003.

UPDATE ON PENDING RETAIL ELECTRIC RATE CASE

On July 1, 2004, SCE&G filed an application with the South Carolina Public Service Commission (SCPSC) requesting an increase in retail electric base rates of approximately $81.2 million annually, or 5.66 percent, based on an adjusted test year of March 31, 2004. That increase is largely associated with recovering the construction and operating costs associated with the Jasper Electric Generating Station, which began commercial operation on May 1, 2004, recovery of costs related to mandatory environmental upgrades at the company's electric generating facilities, and increases in other expenses. In its application, SCE&G also requested Commission approval of an accounting plan that would apply current and anticipated synthetic fuel tax credits to offset the cost of constructing the back-up dam at Lake Murray near Columbia, South Carolina. Work on this $275 million project, which was mandated by the Federal Energy Regulatory Commission to help ensure the safety of the dam in the event of a major earthquake, continues on budget and on schedule for completion in 2005. The SCPSC has scheduled a public hearing on the company's application beginning November 1, 2004. If approved, the new rates would go into effect in January 2005.

On October 18, 2004 SCE&G announced that it had entered into a stipulation and settlement agreement with the Staff of the SCPSC in connection with this application. The settlement agreement is subject to review and approval by the South Carolina Public Service Commission following the public hearing that begins on November 1, 2004. The settlement agreement covers all of the major issues addressed in SCE&G's application and, if approved, would result in an overall increase in retail electric revenues of approximately $51.1 million, or
3.57 percent based on an adjusted test year ended March 31, 2004, or about 63 percent of the overall revenue increase requested by the company in its application. The settlement agreement establishes an allowed return on common equity in a range of 11.4 percent to 10.4 percent, with rates to be set based on the midpoint of that range of 10.9 percent. Among other things, the settlement agreement approves SCE&G's proposal to use current and anticipated synthetic fuel tax credits to offset the capital cost of the Lake Murray Dam remediation project.

"We are pleased to have reached agreement with a key party to this proceeding and are seeking a similar agreement with other intervenors," said Marsh. "This agreement balances the needs of SCE&G's customers and SCANA's shareholders, and we believe it is consistent with the spirit of prior Commission rulings."


UPDATE ON PENDING LITIGATION

As previously disclosed by SCANA, in 1999 Heritage Propane, LLP, an unsuccessful bidder for the purchase of SCANA's non-regulated propane gas assets, filed suit against the Company in South Carolina Circuit Court. In this suit, Heritage alleged the existence of a contract for the sale of assets to it and various causes of action associated with that contract, and sought actual and punitive damages. In this matter Heritage was a bidder for the SCANA's propane properties but was outbid by Suburban Propane LP during negotiations in September of 1999. As reported in the Company's 1999 Form 10-K filed with the Securities and Exchange Commission, Suburban Propane purchased SCANA's propane assets for $94.5 million, which resulted in a one-time, after-tax gain for SCANA of $29.9 million, or 29 cents per share.

SCANA vigorously defends its position in this case based primarily on the provisions of a confidentiality agreement that Heritage signed in connection with this proposed transaction. In this confidentiality agreement, Heritage acknowledged that no contract or agreement providing for a business transaction would exist until both parties signed a final definitive agreement. No definitive agreement was ever completed or signed by SCANA or Heritage. The confidentiality agreement also stated that letters of intent, preliminary agreements, or oral acceptance of offers or bids would not qualify as a definitive agreement.

On October 20, 2004, testimony from all parties was concluded in South Carolina Circuit Court and the case was sent to the jury. On October 21, 2004, the jury issued its verdict on this matter against the Company for four causes of action for damages totaling $48 million. The judge granted all parties 10 days to file post-verdict motions, and the Company believes that a final judgment is likely from the Court within 30 days. It is our interpretation that the damages awarded with respect to certain causes of action are overlapping. Therefore, it is our belief that a reasonably possible estimate of the total damages based on the amounts awarded by the jury will be in the range of $18 - $36 million. However, the Company believes that the verdict was inconsistent with the facts presented and applicable law and intends to appeal any adverse judgment by the Circuit Court.

Based on the current status of this matter, and in accordance with GAAP, we have recorded a pre-tax charge to earnings in the third quarter of 2004 of $18 million, $11 million after-tax, or 10 cents per share, which is our reasonable estimate of the loss that is probable if the final judgment is consistent with the jury verdict.

EARNINGS OUTLOOK

The Company currently expects that GAAP-adjusted net earnings from operations in 2004 will be in the upper half of its previously announced range of $2.55 - $2.75 per share. Taking into consideration the effect of the write-down of the Company's Knology investment and the charge related to pending litigation recorded in the third quarter, the Company anticipates that reported (GAAP) earnings in 2004 will be 23 cents per share lower than the GAAP-adjusted net earnings per share from operations. The 2004 guidance assumes normal weather in the Company's electric and natural gas service areas during the fourth quarter of 2004 and excludes any potential gains or losses from investing activities or sales of certain assets. Other factors that may impact future earnings are discussed in the Company's Securities and Exchange Commission filings and below under the Safe Harbor Statement.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, South Carolina, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations, telecommunications and other energy-related businesses. The Company serves approximately 581,000 electric customers in South Carolina and more than one million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company's website at www.scana.com.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time today. The call-in numbers for the conference call are 1-800-374-2396 (US/Canada) and 1-706-679-5430 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. There is no password or I.D. number required. A tape recording of the conference call will be available approximately 2 hours after conclusion of the call through November 5, 2004. The telephone replay numbers are 1-800-642-1687 (US/Canada) and 1-706-645-9291 (International). The conference I.D. number for the telephone replay is 242632. A transcript of the conference call will be available in the Investor Information section of the Company's web site.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at either of the following internet web sites: www.scana.com or www.videonewswire.com/SCG/102204. Participants should go to either of these web sites at least 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will be available approximately 2 hours after conclusion of the call through November 5, 2004 on either of these web sites.


SAFE HARBOR STATEMENT

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Although SCANA Corporation believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and non-utility regulatory environment, (3) changes in the economy, especially in areas served by the Company's subsidiaries, (4) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (5) growth opportunities for the Company's regulated and diversified subsidiaries, (6) the results of financing efforts, (7) changes in the Company's accounting policies, (8) weather conditions, especially in areas served by the Company's subsidiaries, (9) performance of and marketability of the Company's investments in telecommunications companies, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

                                                                 # # #


FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)

                                                 Three Months Ended                 Nine Months Ended
                                                                          September 30,                         September 30,
                                                  2004          2003                 2004       2003
                                                  ----          ----                 ----       ----
Operating Revenues:
  Electric                                        $492        $429               $1,306             $1,121
  Gas-regulated                                    162         155               776             775
  Gas-non-regulated                                203         167               750             650
                                                   ---       -----               ---             ---
     Total Operating Revenues                      857         751             2,832           2,546
                                                   ---         ---             -----           -----

Operating Expenses:
  Fuel and purchased power                         150         110               398             297
  Gas purchased for resale                         300         262             1,206           1,127
  Other operation and maintenance                  142         135               440             420
  Depreciation and amortization                     68          60               198             180
  Other taxes                                       36          34               112             104
                                                    --          --               ---             ---
     Total Operating Expenses                      696         601             2,354           2,128
                                                   ---         ---             -----           -----

Operating Income                                   161         150               478             418
                                                   ---         ---               ---             ---

Other Income (Expense), Net                           (31)      19                 2             101

Interest Charges, Net                               50          48               151             149
Income Tax Expense                                  24          35               108             120
Preferred Dividend Requirement
  of SCE&G - Mandatorily Redeemable
  Preferred Securities                               -           -                 -              (2)
Preferred Stock Cash Dividends
  of SCE&G                                          (2)         (2)               (6)             (6)
                                                  -----       -----               ---             ---

Net Income                                         $54         $84              $215            $242
                                                    --          --               ---             ---

Common Stock Data:
  Wtg. Avg. Common Shares Outstanding            111.8         110.9            111.3           110.9
  Basic and Diluted Reported Earnings
     per Share                                    $.48           $.76            $1.93          $2.18



















Condensed Consolidated Balance Sheets
(Millions)  (Unaudited)
                                              September 30,   December 31,
                                                 2004            2003
                                                 ----            ----
ASSETS

Utility Plant, Net                             $6,659          $6,417
Other Property and Investments                      296             318
Current Assets                                      907             893
Deferred Debits                                     841             830
                                               --------        --------
    Total Assets                                $8,703             $8,458
                                                 ------             ------

CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Equity                                $2,442          $2,306
  Preferred Stock                                   115             115
  Long-Term Debt, Net                            3,185           3,225
                                               -------           -----
    Total Capitalization                         5,742           5,646
                                               -------           -----
Current Liabilities:
  Short-Term Borrowings                             184             195
  Current Portion of Long-Term Debt                 258             202
  Other Current Liabilities                         517             626
                                                    ---             ---
Total Current Liabilities                           959          1,023
                                               --------          -----
Deferred Credits                                 2,002           1,789
                                               -------           -----
    Total Capitalization and Liabilities       $8,703          $8,458

                                               ------          ------




Reported Earnings (Loss) per Share (GAAP Basis):
(Unaudited)
                                                 Three Months Ended              Nine Months Ended
                                                        September 30,               September 30,
                                                 2004            2003                   2004        2003
                                                 ----            -----                  ----        ----
SC Electric & Gas                              $.76              $.80                $1.75           $1.57
PSNC Energy                                    (.06)             (.06)                 .11            .15
SC Pipeline                                     .01               .00                  .07            .04
SCANA Energy-Georgia                           (.01)              .00                  .21            .15
Corporate and Other Non-regulated, Net         (.22)              .02                 (.21)           .27
                                                ----              ---               ------            ---
    Reported (GAAP) Earnings per Share         $.48               $.76               $1.93          $2.18
                                               ----               ----               -----          -----




GAAP-Adjusted Net Earnings (Loss) per Share From Operations:
(Unaudited)
                                                                     Three Months Ended              Nine Months Ended
                                                                          September 30,               September 30,
                                                                   2004             2003             2004       2003
                                                                   ----             -----            ----        ----
SC Electric & Gas                                                $.76             $.80            $1.75         $1.57
PSNC Energy                                                      (.06)            (.06)             .11           .15
SC Pipeline                                                       .01              .00              .07           .04
SCANA Energy-Georgia                                             (.01)             .00              .21           .15
Corporate and Other Non-regulated, Net                            .01              .00              .02            (.04)
                                                                  ---              ---              ---            -----
    GAAP-Adjusted Net Earnings from Operations per Share         $.71             $.74              $2.16        $1.87
                                                                 ----             ----              -----        -----






Variances in Reported Earnings (Loss) per Share:
(Unaudited)
                                                                           Three Months Ended        Nine Months Ended
                                                                              September 30,               September 30,

2003 Basic and Diluted Reported (GAAP) Earnings Per Share                      $.76                           $2.18

Variances:
    Electric Margin                                                             .12                              .46
    Gas Margin                                                                  .03                              .12
    O&M Expense                                                                (.04)                             (.11)
    Depreciation Expense                                                       (.05)                             (.10)
    Property Taxes                                                             (.01)                             (.04)
    Interest Expense (net of AFDC)                                             (.01)                             (.01)
    Additional Shares Outstanding (Dilution)                                   (.01)                             (.01)
      Other, Net                                                               (.06)                              (.02)
       Variance in GAAP-Adjusted Net Earnings per Share From Operations        (.03)                              .29
    Gain on Sale of ITC Holding Company Investment                             (.02)                             (.35)
    Charge Related to Pending Litigation                                       (.10)                              (.10)
    Impairment Charge on Knology Investment                                    (.13)                             (.09)
                                                                                ----                              ----
       Variance in Reported (GAAP) Earnings per Share                          (.28)                             (.25)
                                                                               ----                              ----

2004 Basic and Diluted Reported (GAAP) Earnings Per Share                       $.48                              $1.93

                                                                               ----                               -----




Consolidated Operating Statistics

                                      Three Months Ended September 30,           Nine Months Ended September 30,
                                         2004       2003      % Change            2004      2003     % Change
                                         ----       ----      --------            ----      ----     --------
 Electric Operations:

   Sales (Million KWH):
      Residential                         2,150   2,071        3.8               5,815     5,383         8.0
      Commercial                          1,968   1,907        3.2               5,285     5,034         5.0
      Industrial                          1,772   1,702        4.1               5,122     4,938         3.7
      Other                                 145     139        4.3                 403       381         5.8
                                            ---     ---                            ---       ---
        Retail Sales                      6,035   5,819        3.7              16,625    15,736         5.6
      Wholesale                             952     516       84.5               2,569     1,464        75.5
                                            ---     ---                          -----     -----
        Total Sales                       6,987   6,335       10.3              19,194    17,200        11.6
                                          -----   -----                         ------    ------
  Customers                                                                        581       567             2.5
  (Period-End, Thousands)


Natural Gas Operations:

  Sales (Thousand Dekatherms):
      Residential                         4,483   4,170         7.5             45,408    43,995         3.2
      Commercial                          5,982   5,656         5.8             28,739    27,846         3.2
      Industrial                         33,066  28,909        14.4             95,035    84,046        13.1
                                         ------  ------                         ------    ------
        Sales to Ultimate Consumers      43,531  38,735        12.4            169,182   155,887         8.5
      Sales for Resale                    2,968   2,108        40.8              7,378    11,461       (35.6)
      Transportation Volumes             17,720   8,416       110.6             47,689    25,422        87.6
                                         ------   -----                         ------    ------
        Total Sales                      64,219  49,259        30.4            224,249   192,770        16.3

                                         ------  ------                        -------   -------



  Customers                                                                     1,121       1,039        7.9
  (Period-End, Thousands)


Weather Data - Electric Service Territory:

                                     Three Months Ended September 30,            Nine Months Ended September 30,
                                    Actual           Percent Change             Actual            Percent Change
                                     2004       vs 2003       vs Normal          2004         vs 2003    vs Normal
                                     ----       -------       ---------          ----         -------    ---------
  Heating Degree Days                  1          (87.5)      (80.0)           1,469            5.7       10.3
  Cooling Degree Days              1,305            2.5        (5.8)           2,232           12.4        2.3



Security Credit Ratings (as of 10/22/04):


                               Standard & Poor's              Moody's
                               -----------------              -------
                              Rating      Outlook       Rating       Outlook
SCANA Corporation:
  Corporate/Issuer Rating       A-        Stable        A3           Stable
  Senior Unsecured            BBB+        Stable        A3           Stable

South Carolina
Electric & Gas Company:
  Corporate/Issuer Rating      A-         Stable        A2           Stable
  Senior Secured               A-         Stable        A1           Stable
  Commercial Paper            A-2         Stable        P-1          Stable

PSNC Energy:
  Senior Unsecured            A-          Stable        A2           Stable
  Commercial Paper            A-2         Stable        P-1          Stable